UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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DNB Financial Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE

On April 9, 2019, CT Opportunity Partners I LP, CT Opportunity Management LLC, Driver Management Company LLC, J. Abbott R. Cooper and John B. Thompson II (collectively, the “Reporting Persons”) filed an amendment to their Schedule 13D which makes certain statements concerning DNB Financial Corporation’s response to a demand letter sent to the Company by J. Abbott R. Cooper on March 12, 2019. The Company believes that the 13D/A filed on April 9, 2019 provides an incomplete picture as to the Company’s communications with the Reporting Persons. We are providing as Appendix I hereto a copy of the Company’s response letter dated March 18, 2019 to provide additional context.

DNB FINANCIAL CORPORATION 4 Brandywine Avenue Downingtown, PA 19335

Tel 610.269.1040 I Fax 484.359.3176 I www.dnbfirst.com

March 18, 2019

(via email: eitan@klukfarber.com)
Eitan Hoenig, Esq.
Kluk Farber Law
166 Mercer Street, Suite 6B
New York, NY 10012

Re:          CT Opportunity Partners I L.P. and Driver Management Company LLC

Dear Mr. Hoenig:

I am responding to the letters dated March 12, 2019 sent by J. Abbott R. Cooper by email to James Thornton, the Chairman of the Board of DNB Financial Corporation ("DNBF") on behalf of CT Opportunity Partners I L.P. and Driver Management Company LLC (the "Reporting Persons"). One of the letters represents the demand of the Reporting Persons to inspect and copy certain books and records of DNBF and its subsidiaries pursuant to Section 1508 of the Pennsylvania Business Corporation Law, 15 Pa.C.S.A. §1508. Mr. Cooper has requested that DNBF's response to the demand be directed to you.

The demand fails to comply with applicable Pennsylvania law in a number of respects, including, but not limited to, those described below. As a result, at this time DNBF will not provide access to any of the materials covered by the demand.

The right to inspect under Section 1508 applies to a "shareholder" of a Pennsylvania corporation. Section 1103 of the Pennsylvania Business Corporation Law, 15 Pa.C.S.A. §1103, defines "shareholder" in terms of a "record holder or record owner of shares." Please provide DNBF with documentation from the record holder of the shares of DNBF common stock verifying that the Reporting Persons are beneficial owners of shares of DNBF common stock.

Section 1508 also requires that a shareholder making a demand state a proper purpose for the demand. The demand for the stocklist does not state a proper purpose under Pennsylvania law. In fact, it does not appear to state any purpose at all for this particular demand. If the Reporting Persons submit an amended demand stating a proper purpose for the stocklist demand and the ownership verification noted above, DNBF is willing to provide the stocklist materials identified in paragraphs 4 and 5 under "Stocklist Materials."

With respect to the demand set forth in paragraphs 1, 2 and 3 under "Corporate Books and Records," DNBF believes that the demand also fails to state a proper purpose under Pennsylvania law. Further, even if the demand were to state a proper purpose, its broad scope greatly exceeds the "books and records of account, and records of the proceedings of the incorporators, shareholders and directors" contemplated by the statute. DNBF would consider providing information that is more narrow in scope and expresses a proper purpose. DNBF's counsel is prepared to discuss the parameters of a demand from the Reporting Persons that DNBF would consider for these types of materials, and I can provide counsel's contact information if you wish.

Sincerely yours,

/s/ Gerald F. Sopp

Gerald F. Sopp
Corporate Secretary
DNB Financial Corporation

cc. J. Abbott R. Cooper (via email: ac@drivermgmtco.com)